Exhibit 7.1

                             JOINT FILING AGREEMENT

      This Joint Filing Agreement, dated as of June 9, 2005, is by and among Roger Karam, an individual, and Karamco, Inc. (all of the foregoing are collectively referred to herein as the "Karam Filers").

      Each of the Karam Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D with respect to shares of common stock, par value $0.01 per share, of Fusion Telecommunications International, Inc., a Delaware corporation, beneficially owned by them from time to time.

      Pursuant to Rule 13(d)(1) promulgated under the Securities Exchange Act of 1934, as amended, the parties hereby agree to file a single statement on
Schedule 13D (and any amendments thereto) on behalf of each of the parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

      This Joint Filing Agreement may be terminated by any of the Karam Filers upon one week's prior written notice or such lesser period of notice as the Karam Filers may mutually agree.

      Executed and delivered as of the date first above written.

/s/ Roger Karam
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Roger Karam, individually

Karamco, Inc.

By: /s/ Roger Karam
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    Roger Karam, President